EXHIBIT 12
--------------------------------------------------------------------------------

Computation of Ratio of Earnings to Fixed Charges

(in millions, except ratios)             Year ended December 31
----------------------------------------------------------------------------------
                               1998   1998   1997   1997   1996  1995  1995  1994
----------------------------------------------------------------------------------
                                        (B)                 (B)               (B)
Income from continuing
 operations before income tax
 expense                       $549  $  974  $523  $  875  $793  $524  $741  $559
----------------------------------------------------------------------------------
Fixed charges
  Interest costs                198     198   206     206   133   117   117   120
  Estimated interest in
   rentals (A)                   29      29    29      29    27    29    29    31
----------------------------------------------------------------------------------
Fixed charges as defined        227     227   235     235   160   146   146   151
----------------------------------------------------------------------------------
Adjustments to income
  Interest costs capitalized     (5)     (5)   (8)     (8)   (3)   (3)   (3)   (2)
  Losses of less than
   majority-owned affiliates,
   net of dividends               0       0     0       0     8    10    10    18
----------------------------------------------------------------------------------
  Income as adjusted           $771  $1,196  $750  $1,102  $958  $677  $894  $726
----------------------------------------------------------------------------------
Ratio of earnings to fixed
 charges                       3.40    5.27  3.19    4.69  5.99  4.64  6.12  4.80
----------------------------------------------------------------------------------

(A) Represents the estimated interest portion of rents.
(B) Included in this exhibit are supplemental presentations of the ratio of earnings to fixed charges which exclude the following significant unusual charges:
  1998: $116 million in-process research and development charge, $178 million net litigation charge, $131 million exit and reorganization costs charge.
  1997: $352 million in-process research and development charge.
  1995: $103 million exit and other reorganization costs charge, $96 million net litigation charge and $18 million in-process research and development charge.

                                                                              23